                                                                     EXHIBIT 2.2

                         UNITED STATES BANKRUPTCY COURT
                       FOR THE SOUTHERN DISTRICT OF TEXAS
                            CORPUS CHRISTI DIVISION


In re:                                 )        Chapter 11
                                       )
                                       )        Case No. 99-21552-C-11
TRANSAMERICAN REFINING                 )
CORPORATION,                           )
                                       )
                      Debtor.          )

                        ORDER CONFIRMING DEBTORS' SECOND
               AMENDED, MODIFIED AND RESTATED PLAN OF LIQUIDATION

     TransAmerican Refining Corporation, as debtor and debtor-in-possession ("TARC" or the "DEBTOR"), having Filed* the Debtor's Second Amended Plan of Liquidation dated July 18, 2000 (the "SECOND AMENDED PLAN") in accordance with
Section 1121 of the Bankruptcy Code; and the Debtor having Filed its First Amended Joint Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the Second Amended Plan of Liquidation of the Debtor, the Second Amended Plan of Liquidation of TransAmerican Energy Corporation ("TEC"), and the Seconded Amended Plan of Reorganization of TransTexas Gas Corporation ("TRANSTEXAS"), and together with TEC and the Debtor, the "DEBTORS"), each dated September 29, 1999 (as amended, the "DISCLOSURE STATEMENT"); and a hearing having been held before this Court on September 29, 1999, to consider the adequacy of the Disclosure Statement; and the Court by Order dated September 29, 1999, having approved the Disclosure Statement and, among other things, the procedures for the solicitation and tabulation of votes to accept or reject the Second Amended Plan (the "DISCLOSURE STATEMENT ORDER") and by Order dated October 1, 1999, having approved, among together things, the procedures for the solicitation and tabulation of votes to accept or reject the Second Amended Plan (the "SOLICITATION ORDER"); and by Order dated October 1, 1999, having approved among other

-------------------
* Each term that is capitalized herein and not otherwise defined herein shall have the meaning ascribed to such term in the Plan (as defined herein) and, if such term is not defined in the Plan, the Disclosure Statement (as defined herein).

things, the procedures for the solicitation and tabulation of votes to accept or reject the Second Amended Plan (the "SOLICITATION ORDER"); and the Disclosure Statement (with a copy the Second Amended Plan annexed thereto as Appendix 5), the Disclosure Statement Order, the Solicitation Order, a ballot or master ballot and related materials (collectively, the "SOLICITATION MATERIALS") having been transmitted to all known holders of Claims and/or Interests entitled to vote on the Second Amended Plan in accordance with the Disclosure Statement Order and the Solicitation Order; and the Second Amended Plan having been transmitted to each holder of a Claim and/or an Interest not entitled to vote on the Second Amended Plan; and the solicitation of acceptances from holders of Claims and/or Interests having been made within the time and in the manner required by the Disclosure Statement Order and the Solicitation Order; and those certain affidavits of service having been Filed with respect to the mailing of the Solicitation Materials to those holders of Claims and/or Interests entitled to vote on the Second Amended Plan; and that certain affidavit of service having been Filed with respect to the mailing of the Solicitation Materials to those holders of Claims and/or Interests not entitled to vote on the Second Amended Plan and objections to confirmation of the Second Amended Plan having been Filed by various parties in interest; (the Second Amended Plan, together with any amendments that may be made at the Confirmation Hearing, is hereinafter referred to as the "PLAN"); and the Court having reviewed, among other things, the Plan, the Disclosure Statement, the Certification of Acceptances and Rejections of the Plan (the "BALLOT CERTIFICATION") filed by the Debtor certifying voting results and the mailing of certain of the Solicitation Materials, and all objections to confirmation of the Plan not previously withdrawn; and upon the record of the Confirmation Hearing, the Court makes the following findings of fact and

TRANSAMERICAN REFINING CORPORATION CONFIRMATION ORDER                     Page 2
conclusions of law:

                    FINDINGS OF FACT AND CONCLUSIONS OF LAW:

     A. Jurisdiction. This Court has jurisdiction over the Debtor and the subject matter of the Confirmation Hearing pursuant to 28 U.S.C. Sections 157(b) and 1334(a). The Confirmation Hearing is a core proceeding pursuant to 28 U.S.C. Section 157(b)(1) and (2)(L). Venue of the Chapter 11 Case in this district is proper pursuant to 28 U.S.C. Sections 1408 and 1409.

     B. Solicitation. In accordance with the Disclosure Statement Order and the Solicitation Order and as evidenced by the Ballot Certification, the Debtor caused (1) the Solicitation Materials to have been distributed to all known holders of Claims and/or Interests entitled to vote on the Second Amended Plan,
(2) the Second Amended Plan to have been distributed to each holder of a Claim and/or an Interest not entitled to vote on the Second Amended Plan, and (3) notice of the Confirmation Hearing and the deadline for voting on Filing objections to the Second Amended Plan to have been duly given. Such actions constitute due, sufficient and adequate notice to all known holders of Claims and Interests of the Plan, the Confirmation Hearing and the deadlines for submitting votes on, and Filing objections to the confirmation of, the Plan.

     C. Procedures for Voting. As evidenced by the Ballot Certification, the procedures by which ballots for voting on the Plan were received and tabulated were fair, properly conducted and in accordance with the Bankruptcy Code,the Bankruptcy Rules, the local rules of this Court and the Disclosure Statement Order.

     D. Satisfaction of Confirmation Requirements. Section 1129(a)(1) of the Bankruptcy Code is satisfied because the Plan complies with all the applicable provisions of the

------------------
* The following lettered paragraphs shall constitute this Court's findings of fact and conclusions of law made at the Confirmation Hearing pursuant to Bankruptcy Rule 7052, which is made applicable to this proceeding by Bankruptcy Rule 9014. To the extent any finding of fact shall be determined to be a conclusion of law, it shall be so deemed, and vice-versa.

TRANSAMERICAN REFINING CORPORATION CONFIRMATION ORDER                     Page 3

Bankruptcy Code, including the provisions of Section 1122 and 1123 of the Bankruptcy Code:

          (1) Proper Classification of Claims and Interests. Section 1122(a) and 1123(a)(1) of the Bankruptcy Code are satisfied because the Plan properly designates separate Classes of Claims and Interests, each of which contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.

          (2) Specification of Unimpaired Classes. Section 1123(a)(2) of the Bankruptcy Code is satisfied because the Plan properly designates Classes of Claims and Interests as impaired or unimpaired.

          (3) Specification of Treatment of Impaired Classes. Section 1123(a)(3) of the bankruptcy Code is satisfied because the Plan specifies the treatment of each Class of Claims and Interests that is impaired under the Plan, to the extent that the Claims or Interests within such Class are Allowed Claims or Allowed Interests, respectively.

          (4) Equal Treatment Within Classes. Section 1123(a)(4) of the bankruptcy Code is satisfied because the Plan provides the same treatment for each Allowed Claim or Allowed Interest within a particular Class or the holder of a particular Allowed Claim or Allowed Interest has agreed to a less favorable treatment of such Claim or Interest.

          (5) Implementation of Plan. Section 1123(a)(5) of the Bankruptcy Code is satisfied because the Plan provides adequate means for its implementation, including the creation of the Litigation Trust and the transfer of all Claims of the Debtor against the Defendants.

          (6) Charter Provisions. Section 1123(a)(6) of the Bankruptcy Code is inapplicable to the Debtor's Chapter 11 case because the Plan provides for the dissolution of the Debtor on the Effective Date.

          (7)  Wind Down of the Estate. Section 1123(a)(7) of the Bankruptcy
     Code


TRANSAMERICAN REFINING CORPORATION CONFIRMATION ORDER                     Page 4
     is satisfied because the Plan provides for the manner by which the Administrative Designee will complete the wind-up of the Estate and pursue litigation under the Litigation Trust. This is consistent with the interests of holders of Claims and Interests and with public policy.

          E. Bankruptcy Rule 3016(a). Rule 3016(a) of the Bankruptcy Rules is satisfied because the Plan is dated and identifies the entity submitting it.

          F. Debtor's Compliance with the Applicable Provisions of the Bankruptcy Code. Section 1129(a)(2) of the Bankruptcy Code is satisfied because the Debtor has complied with all applicable provisions of the Bankruptcy Code.

          G. Plan Proposed in Good Faith. Section 1129(a)(3) of the Bankruptcy Code is satisfied because the Plan was proposed in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in good faith, the Court has examined the totality of circumstances surrounding the filing of the Chapter 11 Case and the formulation of the Plan. The Debtor's objective in proposing that Plan was to effect a prompt disposition of the Debtor's assets in a manner designed to maximize recoveries to all Creditors and to utilize the benefits of Chapter 11 to effectuate Distributions to Creditors in the strict order of their legal entitlement to receive these Distributions, or as otherwise agreed among Creditors. Furthermore, the Plan is the product of months of extensive, arms' length negotiations among the Debtor, the Bondholder Committee, the Creditors' Committee, First Union, and their respective counsel and financial advisors.

          H. Payment for Services and Expenses. Section 1129(a)(4) of the Bankruptcy Code is satisfied because, to the extent required by that Section, any payment made or to be made by the Debtor for services or for costs and expenses in, or in connection with, the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

          I. Estate Representative/Administrative Designee/Insiders. Section 1129(a)(5)


TRANSAMERICAN REFINING CORPORATION CONFIRMATION ORDER                     Page 5
of the Bankruptcy Code is satisfied to the extent possible, because the Debtor has disclosed the identity of the Estate Representative, an attorney experienced in commercial litigation to serve as the Litigation Trustee and the Disbursing Agent. Alfredo Perez shall serve as the Estate Representative; and the appointment of such person, is consistent with the interests of the holders of Claims and Interests and with public policy. Section 1129(a)(5) of the Bankruptcy Code is further satisfied because the Debtor has disclosed the identity of the Administrative Designee, the person who will be authorized to sign the documents necessary for dissolution of the Debtor and to serve as the post-closing administrator for the wind-up of the Debtor. Ed Donahue, Vice President and Chief Financial Officer of TransTexas, shall serve as Administrative Designee; and the appointment of such individual is consistent with the interests of the holders of Claims and Interests and with public policy.

          J. No rate Changes. Section 1129(a)(6) of the Bankruptcy Code is inapplicable to the Debtor's Chapter 11 Case because the Plan provides for the dissolution of the Debtor on the Effective Date.

          K. Best Interests of Creditors Test. Section 1129(a)(7) of the Bankruptcy Code is satisfied. Evidence proffered or adduced at the Confirmation Hearing, including the testimony of Loretta Cross of PriceWaterhouse Coopers, L.L.P., the Debtor's financial advisors, and David Heather of The Scotia Group, Inc., the Debtor's valuation expert, (i) is persuasive and credible, (ii) has not been controverted by other evidence, and (iii) has established that each holder of an impaired Claim or Interest either (x) has accepted the Plan or (y) will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code. While the liquidation of the Debtor's assets in the context of a hypothetical Chapter 7 liquidation rather than through the Plan would generate similar value for


TRANSAMERICAN REFINING CORPORATION CONFIRMATION ORDER                     Page 6

Distribution to creditors, the cost to generate such value in Chapter 7 would likely be greater and Distribution would be delayed.

     L. Acceptance by Certain Classes. Section 1129(a)(8)(A) of the Bankruptcy Code is satisfied with respect to Classes 1, 2 and 3, Classes of Claims which are impaired by the Plan, because such Classes have accepted the Plan pursuant to Section 1126(c) of the Bankruptcy Code.

     M. Best Interests of Non Accepting Classes. Section 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to Class 4 because Class 4 is deemed to have rejected the Plan pursuant to 1126(g) of the Bankruptcy Code. The Plan satisfies the requirements of Section 1129(b) of the Bankruptcy Code and thus may be confirmed without compliance with Section 1129(a)(8) of the Bankruptcy Code with respect to Class 4. That is, the Plan (i) does not discriminate unfairly against Class 4 and (ii) is fair and equitable with respect to Class 4. Under the Plan, no holder of an interest that is junior to the claims of in Classes 1, 2 or 3 will receive or retain any property under the Plan on account of such junior Claim or Interest. The holders of Class 4 Interests would not be entitled to receive any property of value if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code. The Plan, therefore, satisfies the requirements of Section 1129(b) of the Bankruptcy Code and thus may be confirmed without compliance with Section 1129(a)(8) of the Bankruptcy Code with respect to Class 4. That is, the Plan does not discriminate unfairly against Class 4 and is fair and equitable with respect to this Class.

     N. Treatment of Priority Administrative Expense Claims. Section 1129(a)(9)(A) of the Bankruptcy Code is satisfied because the Plan provides that
(i) there are no Claims of a kind specified in Section 507(a)(2) of the Bankruptcy Code and (ii)(a) Administrative Expense Claims arising from liabilities incurred in the ordinary course of the Debtors' businesses shall be assumed and paid pursuant to the terms and conditions of the particular transactions giving rise to such

TRANSAMERICAN REFINING CORPORATION CONFIRMATION ORDER                     Page 7

Administrative Expense Claims and (b) Administrative Expense Claims of Professionals shall be paid upon submission of applications for compensation and reimbursement of expenses and allowance of the amounts sought in such applications by the Bankruptcy Court.

     O. Treatment of Other Priority Claims. Section 1129(a)(9)(B) of the Bankruptcy Code is satisfied because the Plan provides that each holder of an Allowed Administrative Expense shall be entitled to receive the Allowed amount of such Claim in full in Cash on or as soon as practicable after the later of
(i) the Effective Date and (ii) the date that such Claim becomes an Allowed Administrative Expense.

     P. Treatment of Priority Tax Claims. Section 1129(a)(9)(C) of the Bankruptcy Code is inapplicable to the Debtor's Chapter 11 case because there are no Allowed priority tax claims.

     Q. Acceptance of at Least One Impaired Class. Section 1129(a)(10) of the Bankruptcy Code is satisfied because at least one Class of Claims that is impaired under the Plan has accepted the Plan, determined without including any acceptance by an insider.

     R. Feasibility. Section 1129(a)(11) of the Bankruptcy Code is satisfied because the Plan is feasible. The Plan is a liquidating plan which adequately provides the means for liquidating and Distributing the assets of the Estate.

     S. Payment of Certain Fees. Section 1129(a)(12) of the Bankruptcy Code is satisfied because pursuant to Section 6.09 of the Plan, all fees payable under 28 U.S.C. Section 1930 shall be paid on or before the Effective Date.

     T. Continuation of Retirement Benefits. Section 1129(a)(13) of the Bankruptcy Code is inapplicable to the Chapter 11 Case because the Debtor is liquidating under Chapter 11 and dissolving under Texas State Law on the Effective Date.

     U. Only One Plan. The Plan is the only plan of liquidation of the Debtor pending

TRANSAMERICAN REFINING CORPORATION ORDER                                  Page 8
before this Court or any other court.

     V. No Tax Avoidance. The primary purpose of the Plan is not the avoidance of taxes or the application of Section 5 of the Securities Act of 1933, as amended, notwithstanding that liquidation of the Debtor's assets through Chapter 11 provides valuable benefits to the Estate, including among other things, avoidance of transfer taxes and securities registration requirements.

     W. Liquidation. While liquidation of the Debtor's Assets in the context of a hypothetical Chapter 7 Liquidation rather than through the Plan would generate similar values for Distribution to creditors, the cost to generate such value in a Chapter 7 likely would be greater and Distributions likely would be delayed.

     X. Executory Contracts and Unexpired Leases. On the Effective Date, pursuant to Section 365 of the Bankruptcy Code, all executory contracts or unexpired leases are rejected by the Debtor.

     Y. Releases and Indemnification. The provisions of the Plan and other provisions of the Confirmation Order dealing with releases and indemnification, specifically Sections 9.01, 9.02 and 12.13, are in the best interest of the Debtor and all of the holders of Claims and Interests receiving a Distribution pursuant to the Plan.

     Z. Modification to Plan. The modifications to the Plan set forth in the Debtor's Second Amended, Modified and Restated Plan of Liquidation dated September 29, 1999 and blacklined against the Debtor's Second Amended Plan of Liquidation and Filed by the Debtor on July 18, 2000, and the notice of technical modifications, Filed by the Debtor on July 18, 2000, as amended or modified prior to the entry of this Confirmation Order, complied in all respects with Section 1127(a) of the Bankruptcy Code and, in accordance with Bankruptcy Rule 3019, do not adversely change the treatment of the Claim of any Creditor or the Interest of any equity security holder who has not accepted in writing such amendments. The notice of such amendments was due


TRANSAMERICAN REFINING CORPORATION CONFIRMATION ORDER                    Page 9
and adequate under the circumstances of the Chapter 11 Case and such modifications do not require additional disclosure under Section 1125 of the Bankruptcy Code or the resolicitation of acceptances or rejections under
Section 1126 of the Bankruptcy Code, nor do they require that the holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.

     AA. Good Faith Solicitation. Based upon the record before the Court, the Debtor, the Creditors' Committee, the Entities serving on the Bondholder Committee at any time during the Chapter 11 Case, the holders of the Bondholder DIP Secured Claims, Firstar, First Union and any of their respective officers, directors, partners, employees, members, agents, advisors, affiliates, underwriters or investment bankers, and any other professional persons employed by any of them (the "EXCULPATED PERSONS") have acted in good faith in connection with and relating to the formulation, negotiation, solicitation, implementation, confirmation and consummation of the Plan, the Disclosure Statement and any Plan Documents (as defined below), and have acted in compliance with the applicable provisions of the Bankruptcy Code and are entitled to the protections afforded by Section 1125(e) of the Bankruptcy Code and the exculpatory and injunctive provisions in Article IX of the Plan (to the extent provided therein). The Exculpated Persons shall have no liability to the Debtor, any holder of a Claim or Interest, any other party in interest in the Chapter 11 Case or any other Entity for actions taken or not taken under the Plan, in connection therewith or with respect thereto, or arising out of their administration of the Plan or the property to be distributed under the Plan, including, without limitation, failure to satisfy any condition or conditions, or refusal to waive any condition or conditions, to the occurrence of the Effective Data.

     BB. No. Discharge. The Plan provides for liquidation of all of the Debtor's asset and the discontinuance of its business. Accordingly, and pursuant to Section 1141(d)(3) of the Bankruptcy Code, the Debtor shall not receive a discharge.


TRANSAMERICAN REFINING CORPORATION CONFIRMATION ORDER                    Page 10

     CC. Retention of Jurisdiction. The Court may properly retain jurisdiction over the matters set forth in Article XII of the Plan.

     FINDING THAT THE PLAN IS CONFIRMABLE BASED UPON, AMONG OTHER THINGS, ALL OF THE ABOVE-STATED FINDINGS OF FACT AND CONCLUSIONS OF LAW, AND GOOD CAUSE APPEARING THEREFOR, THE COURT HEREBY ORDERS THAT:

     1. Confirmation. The Plan and each of its provisions is hereby confirmed pursuant to Section 1129 of the Bankruptcy Code.

     2. Provisions of Plan and Order are Nonseverable and Mutually Dependent. The provisions of the Plan and this Confirmation Order, including the findings and facts and conclusions of law set forth herein, are nonseverable and mutually dependent.

     3. Objections Overruled. All objections and responses to, and statements and comments in response to, including, but not limited to, High River Limited Partnership's objections to confirmation filed on November 4, 1999 (Docket No.
1402), December 3, 1999 (Docket No. 1755 and January 24, 2000 (Docket No. 2009), the Plan and/or the Second Amended Plan, other than those withdrawn with prejudice in their entirety prior to, or on the record at, the Confirmation Hearing, are hereby expressly overruled.

     4. General Authorizations; Plan Modifications. The Debtor and its respective directors, officers, attorneys and agents, including the Estate Representative, are hereby authorized, empowered and directed, subject to the conditions set forth in the Plan and the right to modify the Plan in accordance with Section 12.03 of the Plan, to carry out the provisions of the Plan. The Debtor and all necessary parties are hereby authorized, empowered and directed, subject to the conditions set forth in the Plan and the right to modify the Plan in accordance with Section 12.03 of the Plan, to enter into, execute, deliver, file and/or perform the terms of the Plan Documents and any


TRANSAMERICAN REFINING CORPORATION CONFIRMATION ORDER                    Page 11
other agreements, instruments and documents related thereto, and any amendments, supplements or modifications to such Plan Documents as may be necessary or appropriate, and to take such other steps and perform such other acts as may be necessary or appropriate to implement and effectuate the Plan, the Plan Documents or this Confirmation Order, and to satisfy all other conditions precedent to the implementation and effectiveness of the Plan and to consummate the Plan.

     5. Plan Documents Approved. The form, terms and provisions of the Plan Documents are hereby approved. The Debtor is hereby authorized, until the Plan shall have become effective, to amend, supplement or modify the Plan Documents, with the consent of the Bondholder Committee, and thereafter, pursuant to the terms of such Plan Documents. Each of the Plan Documents shall constitute legal, valid, binding and authorized objections of the respective parties thereto, enforceable in accordance with its terms (except as enforceability may be limited by any bankruptcy or insolvency proceeding filed by any party thereto subsequent to the date of the execution of such document).

     6. Authorizations Under State Law. On the Effective Date, the Debtor shall be dissolved without any further action by the stockholders or directors of the Debtor. In that connection, the Administrative Designee shall reasonably promptly prepare and file all corporate resolutions, statements, notices, tax returns and other documents necessary to accomplish such dissolution. Consistent with the foregoing, each official for any county, city or governmental unit in which any instrument hereunder is to be filed is hereby ordered and directed, pursuant to Sections 105 and 1142 of the Bankruptcy Code, to accept such instrument, and to take whatever actions may be necessary to effectuate the immediate dissolution of the Debtor, notwithstanding any otherwise applicable nonbankruptcy law.

     7. Binding Effect. The provisions of the Plan (except as set forth below) and this Confirmation Order shall be and hereby are binding on, and enforceable by and against, the Debtor,

TRANSAMERICAN REFINING CORPORATION CONFIRMATION ORDER                    PAGE 12
the Bondholder Committee, the Creditors' Committee, the Estate Representative, the Administrative Designee, each Creditor, each holder of an Interest and each other party in interest in the Chapter 11 Case, including their successors and assigns, whether or not they accept the Plan.

     8. Disbursements. On the Effective Date, the Estate Representative is hereby authorized and directed to make the Distributions to holders of Allowed Claims as provided in Articles V and VI of the Plan, subject to the terms and conditions of Sections 6.02, 6.03 and Article VII of the Plan. For the purposes of Distributions to the holders of Allowed TARC Senior Secured Note Claims, Firstar shall be, and hereby is, deemed to be the sole holder of all such Claims. All Distributions on account of Allowed TARC Senior Secured Note Claims shall be distributed to Firstar, for further Distribution to the TEC Bondholders pursuant to the terms of the TEC Senior Secured Notes Indenture and the Plan. Firstar shall make such Distribution as promptly as practicable after the Effective Date. Except as otherwise provided herein or in the TEC Senior Secured Notes Indenture, neither Firstar nor the TEC Bondholders shall have assumed or be deemed to have assumed any liabilities, or obligations of the Debtor by virtue of the treatment of the Allowed TARC Senior Secured Note Claims under the Plan. For the purposes of Distributions to the holders of Allowed TARC Subordinated Note Claims, First Union shall be, and hereby is, deemed to be the sole holder of all such Claims. Except as otherwise provided in the Plan with respect to Distributions, if any, from the Litigation Trust, all Distributions on account of Allowed TARC Subordinated Note Claims shall be distributed to First Union, for further Distribution to the TARC Subordinated Noteholders. Except as otherwise provided herein or in the TARC Subordinated Notes Indenture, neither First Union nor the TARC Subordinated Noteholders shall have assumed or be deemed to have assumed any liabilities, or obligations of the Debtor by virtue of the treatment of the Allowed TARC Senior Secured Note Claims under the Plan.

     9. Vesting. Pursuant to Section 5.01 of the Plan, on the Effective Date, all of

TRANSAMERICAN REFINING CORPORATION CONFIRMATION ORDER                    Page 13
the Debtor's right, title and interest in each item of Collateral securing any of the Debtor's obligations arising under, in respect of, or relating to, the TARC Senior Secured Note, the TARC Senior Secured Loan Agreement and/or any other agreement or instrument entered into in connection therewith, including, without limitation, all (if any) of the Debtor's right, title and interest in the TCR Preferred Stock, shall vest in the holder of Class 1 Claims (TARC
Senior Secured Note Claims) and shall be distributed to Firstar as provided in paragraph 8 hereof. On the Effective Date, the transfers of assets by the Debtor or the Estate Representative, as the case may be, contemplated by the Plan or this Order, (i) shall be the legal, valid and effective transfers of property, (ii) vest or shall vest in the transferee good title to such property free and clear of all Claims and Liens, except as otherwise provided for in the Plan or this Order, (iii) do not and shall not constitute fraudulent conveyances under any applicable law, and (iv) do not and shall not subject First Union, Firstar, the Estate Representative, the Administrative Designee, or the property so transferred to any liability by reason of such transfer under applicable law or any theory of law, including, without limitation, any theory of successor or transferee liability.

     10. Vesting in the Litigation Trust and Firstar. On the Effective Date, the Litigation Trust shall have good title to all of the Claims of the Debtor and its Estate pending or existing at Confirmation against the Defendants (the "Litigation Trust Claims"), free and clear of all Claims and Liens except as provided for in the Plan. Each holder of an Allowed Class 2 General Unsecured Claim, together with each holder of a Class 3 Allowed TARC Subordinated Note Claim, shall receive its Ratable Proportion, if any, of the Litigation Trust. The Estate Representative shall be and hereby is authorized (i) to execute a Litigation Trust Agreement and take all other steps necessary to establish the Litigation Trust; (ii) to compromise, dismiss or pursue the Litigation Trust Claims; (iii) to retain professionals to assist it in performing its duties under the Plan and the Litigation Trust Agreement; and (iv) to serve as Trustee of the Litigation Trust and Disbursing Agent

TRANSAMERICAN REFINING CORPORATION CONFIRMATION ORDER                    Page 14
under the Plan.

          11. TCR Corporation/Orion Settlement. In furtherance of the Order Granting Motion for Authority to Enter into Settlement Agreement of this Court, dated May 25, 2000, (i) Firstar is hereby granted a default judgment and a deficiency judgment against TCR Holding Corporation ("TCR") in the amount of $43 million in Adversary Proceeding No. 99-2226-C pending in this Court (the "Adversary Proceeding"), (ii) no party other than TCR shall have any liability to Firstar or any other party in respect of such default judgment and/or deficiency judgment, (iii) all pleadings filed in the Adversary Proceeding by Firstar and TCR are hereby deemed withdrawn, with prejudice, and (iv) Orion Refining Corporation ("Orion") and Firstar shall take all actions reasonably necessary to cause the issuance of the shares of common stock in Orion that were pledged pursuant to that certain Security and Pledge Agreement by TCR in favor of TEC, dated as of December 15, 1998 (the "Pledged Stock"), to be issued and distributed to the TEC Bondholders in accordance with Section 6.03 of the Plan as soon as is practicable after the Confirmation Date. Such issuance and distribution of the Pledged Stock shall not affect any of the rights of the TEC Bondholders with respect to such Pledged Stock under any agreements or instruments relating thereto.

          12. No Discharge of Claims. Pursuant to Section 1141(d)(3) of the Bankruptcy Code, the Debtor shall not receive a discharge of any claims that arose before the date of entry of this Confirmation Order because the Plan provides for the liquidation of all of the Debtor's assets and the discontinuance of its business.

          13. Implementation of the Plan. Pursuant to Section 1142(b) of the Bankruptcy Code, the intended parties to the Plan Documents, contemplated thereby or to be executed pursuant to the Plan, subject to the satisfaction or due waiver of each of the conditions precedent to each of such Plan Documents and except as otherwise contemplated by Section 10.01 of the Plan, are hereby


TRANSAMERICAN REFINING CORPORATION CONFIRMATION ORDER                    Page 15
directed to execute and deliver the Plan Documents and to take such other actions as shall be necessary to permit the Plan to take effect and be consummated. The Debtor shall have the right, to the fullest extent permitted under Section 1142 of the Bankruptcy Code, to apply to this Court for an order
(a) modifying the effect of any otherwise applicable non-bankruptcy law or (b) directing any Entity to execute and deliver any instrument or to perform any other act necessary to effectuate the Plan, subject to, and as contemplated by,
Section 10.01 of the Plan.

     14. Distribution Record Date. The Distribution Record Date shall be 5:00 p.m., Central Standard Time, August 1, 2000.

     15. Withholding Taxes. On the Effective Date, any federal, state or local withholding taxes or other amounts required to be withheld under applicable law shall be deducted from Distributions under the Plan. All Entities holding Claims are hereby directed to provide to the Debtor or the Estate Representative, as the case may be, any information necessary to effect the withholding of such taxes.

     16. Unexpired Leases and Executory Contracts. As provided in Article VIII of the Plan, effective as of the Effective Date, all executory contracts and unexpired leases of Debtor that exist between the Debtor and any Entity shall be deemed rejected, subject to Sections 8.01 and 8.02 of the Plan.

     17. Professional Compensation. Any Professional seeking an allowance of final compensation or reimbursement of expenses for professional services rendered to the Debtor or the Creditors' Committee, or in relation to the Chapter 11 Case, pursuant to Sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code, shall File an application for allowance of final compensation for services rendered through and including the Confirmation Date and reimbursement of related expenses and serve the same on the Debtor, the Bondholder Committee and the Creditors' Committee, in accordance with Section
3.01 of the Plan, and the United States Trustee, in care of


TRANSAMERICAN REFINING CORPORATION CONFIRMATION ORDER                   Page 16

Diane Livingston, on or before September 15, 2000. A hearing to consider all such fee applications will be scheduled by the Court.

     18. Notice of Entry of Confirmation Order. Within ten Business Days after the Effective Date, the Administrative Designee shall, in accordance with Bankruptcy Rules 2002(f)(7) and (i), mail to all known Creditors, the United States Trustee, the Indenture Trustees, counsel to all professionals, the Creditors' Committee, and Bondholder Committee, a notice of entry of this Confirmation Order. The foregoing notice shall constitute due and adequate notice of this Confirmation Order within the meaning of such Bankruptcy Rules.

     19. Disputed Claims and Interests. No Distribution shall be made in respect of a Disputed Claim or Disputed Interest unless and until such Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest. Notwithstanding the foregoing, on or as soon as practicable after the Objection Deadline, the Estate Representative shall make Distributions to holders of Disputed Claims or Disputed Interests to the extent, and only to the extent, the portion of such Claim or Interest is not subject to a pending objection. Subject to Section 7.04 of the Plan and Litigation Trust Agreement, Distributions with respect to each Disputed Claim that becomes an Allowed Claim shall be made within 30 days after the date on which such Disputed Claim became an Allowed Claim. In the event any dispute arises as to the identity of a holder of an Allowed Claim who is to receive any Distribution, the Disbursing Agent, Firstar, or Bank One may, in lieu of making such Distribution to such Entity, make such Distribution into an escrow account until the disposition thereof shall be determined by Final Order of the Bankruptcy Court or by written agreement among the interested parties to such dispute.

     20. No Waiver. Neither the entry of this Confirmation Order, the execution of any of the documents required or contemplated hereunder or by the Plan, nor any other action or inaction by the Debtor, the Estate
Representative, any Creditor or any other party in interest in the


TRANSAMERICAN REFINING CORPORATION CONFIRMATION ORDER                    Page 17

Chapter 11 Case (including, without limitation, the failure of the Debtor and/or the Estate Representative to object to any proof of Claim in accordance with Section 7.01 of the Plan) shall constitute a waiver, estoppel, res judicata, release, relinquishment, abandonment or any other abrogation of any objection, defense, offset or counterclaim with respect to any Disputed Claim asserted against the Debtor.

     21. Estate Representative. Alfredo Perez shall be, and hereby is, authorized to act as Estate Representative to implement the Plan, including but not limited to: (i) compromising, dismissing or pursuing any and all Claims of the Debtor or its Creditors pending against the Defendants at Confirmation;
(ii) retaining professionals to assist in the Plan implementation; (iii) serving as Trustee under the Litigation Trust under the Plan; and (iv) serving as Disbursing Agent under the Plan.

     22. Administrative Designee. Ed Donahue, Vice President and Chief Financial Officer of TransTexas, as Administrative Designee under the Plan, shall be and hereby is, authorized to sign and any and all documents necessary for the dissolution of the Debtor and to serve as the post-closing administrator for the winding-up of the Debtor.

     23. Automatic Stay. The automatic stay in effect with respect to the Chapter 11 Case pursuant to Section 362(a) of the Bankruptcy Code shall continue to be in effect until the Effective Date and at that time shall be dissolved and of no further force or effect, subject to the injunctions provided herein, in the Plan and in the Bankruptcy Code.

     24. TransTexas Plan Appeal. Notwithstanding anything to the contrary herein, confirmation of the TEC Plan and the TARC Plan are without prejudice to any party's rights as asserted in the two appeals presently pending before the United States District Court for the Southern District of Texas, Corpus Christi Division, in which High River has appealed the Order confirming TransTexas Second Amended, Modified and Restated Plan of Reorganization dated February 7,

TRANSAMERICAN REFINING CORPORATION CONFIRMATION ORDER                    PAGE 18

2000, Case No. 00-CV-213, and High River has appealed the Stipulation and Order Among the Debtor, Firstar Bank, N.A. and Committees for Relief From the Automatic Stay entered by the Bankruptcy Court on February 7, 2000, Code No. 00-CV-244.

          25. Retention of Jurisdiction. The Court shall retain jurisdiction over the Chapter 11 Case and related matters as and to the extent provided in
Article XII of the Plan and shall, without in any way limiting the generality of the foregoing, retain jurisdiction with respect to all matters arising out of, or related to, the Chapter 11 Case as necessary to ensure that the purpose and intent of the Plan are carried out and otherwise to the full extent provide herein.

          26. Binding Effect of Plan Documents. The Plan Documents shall constitute legal, valid, binding and authorized obligations of the respective parties thereto, enforceable in accordance with their terms (except as enforceability may be limited by any bankruptcy or insolvency proceeding filed by any party thereto subsequent to the date of the execution of such document), and, to the extent applicable, shall create, as of the Effective Date, the security interests purported to be created thereby.

          27. Plan Implementation. All actions contemplated by the Plan are hereby authorized and approved in all respects (subject to the provisions of the Plan), including, without limitation, all actions contemplated by Article VI of the Plan. All such actions, and any other actions described in the Plan or this Confirmation Order that would otherwise require the consent or approval of the directors or shareholders of the Debtor shall be deemed to have been consented to or approved and shall be effective under applicable state law and the Bankruptcy Code, without any requirement of prior or further action by the shareholders or directors of the Debtor. The appropriate officers and directors of the Debtor, the Administrative Designee and the Estate Representative are authorized to execute and deliver and to perform the terms of the agreements, documents and instruments contemplated by the Plan and the Disclosure Statement in the name of and on behalf of


TRANSAMERICAN REFINING CORPORATION CONFIRMATION ORDER                    Page 19
the Debtor.

     28. Indemnification. Pursuant to Section 9.02 of the Plan, all obligations of the Debtor to indemnify or hold harmless current or former officers, directors or employees of the Debtor, and all Claims of such officers, directors or employees under the articles of incorporation or by-laws of the Debtor, state law, corporate documents or agreements shall not survive the Effective Date and shall be discharged regardless of whether indemnification is owed in connection with an event occurring before, on or after the Petition Date.

     29. Termination of Committees. Except as provided in the Plan, the appointment of each official statutory committee appointed in the Chapter 11 Case shall terminate on the Effective Date.

     30. Exemption from Certain Taxes. Pursuant to Section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments or documents under the Plan or any Plan Document, including, without limitation, the TCR Preferred Stock, (b) the creation of any other lien, mortgage, deed of trust or other security interest under or in furtherance of the Plan or any Plan Document, (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with, the Plan, including, without limitation, any deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan or the revesting, transfer or sale of any real or personal property of the Debtor pursuant to, in implementation of, or as contemplated in the Plan and
(d) the issuance, renewal, modification or securing or indebtedness by such means, and the making delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar

TRANSAMERICAN REFINING CORPORATION CONFIRMATION ORDER                    Page 20
tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded is hereby ordered and directed to accept such instrument, without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

     31. Release and Exculpations. On the Effective Date, except as otherwise provided in this paragraph 31, the provisions of Articles IX and XII of the Plan shall be valid, binding and effective in all respects, and are hereby approved as integral parts of the Plan as fair, equitable, reasonable and in the best interests of the Debtor, the Estate, Creditors and all other parties in interests in the Chapter 11 Case, without the requirement of any further action by any party in interest in the Chapter 11 Case. None of the releases or exculpation provisions contained in the Plan shall effect, alter or impair: (a) any obligations of Orion under the Employment Agreement, (b) any obligations assumed by TCR in respect of the Intercompany Note, (c) any obligations of TCR and/or Orion under this Agreement or any indemnification or insurance obligations of TCR and/or Orion to any former officer or director (in such capacity) of TCR and/or Orion pursuant to the charter documents of such entity or otherwise; (d) claims, if any, against Merrill Lynch Corporation Bond Funds, Inc.-High Income Portfolio in any way relating to TEC, TARC, Orion, TCR and/or the Orion Refinery; (e) claims, if any, that TEC or TARC or TransTexas may have as to the litigation styled, TransAmerican Natural Gas Corporation, Plaintiff v. El Paso Natural Gas Corporation, et al., Defendants, in the 101st District Court, Dallas County, Texas, case no. 96-0005E; (f) the TransTexas Plan, and the TransTexas Confirmation Order, (g) the appeal of High River, and any claims, rights and/or causes of action of any party relating to (1) High River's appeal of the Order Confirming Debtor's Second Amended, Modified and Restated Plan of Reorganization (the "TransTexas Plan"), dated February 7, 2000, MISC. No. C-00-35, pending in the United States District Court for the


TRANSAMERICAN REFINING CORPORATION CONFIRMATION ORDER                    Page 21

Southern District of Texas-Corpus Christi Division (the "TransTexas Confirmation Order") and (2) High River's appeal of the Stipulation and Order Among the Debtor, the Indenture Trustee and Committees for Relief from the Automatic Stay originally entered by the Bankruptcy Court on February 7, 2000;
(h) any obligations of TEC to any party under the Indenture governing the $475 million aggregate principal amount of the 11 1/2% Senior Secured Notes due
2002 and the $1.13 billion aggregate principal amount of the 13% Senior Secured Discount Notes due 2002 issued by TEC, and that do not relate to Orion, TCR and/or the Orion Refinery; (i) the claims that a releasing party may have against itself; (j) High River's right to assert, and any party's right to oppose, an administrative claim under Section 503 of the Bankruptcy Code for substantial contribution against TEC, TARC and/or TransTexas; (k) the Indenture Trustee's rights, if any, to appoint two (2) directors to the Board of Directors of Orion; and (l) claims held by Firstar against any person or entity in any capacity other than its representative capacity as Indenture Trustee for the TEC Noteholders under the TEC Indenture.

     32. CNA's Claims. Notwithstanding anything to the contrary in the TARC Plan or this Confirmation Order, or any other document of record in these bankruptcy proceedings, nothing contained therein shall modify, impair, release, discharge, enjoin, interfere with, and/or affect in any way (i) the rights of Transportation Insurance Company, Transcontinental Technical Services, Inc. and their affiliates (individually or collectively, "CNA") in the collateral securing the obligations under all of the insurance policies issued by CNA for the benefit of TransTexas and TARC, together with all related schedules, endorsements and agreements (collectively, "CNA Policies"), (ii) CNA's rights of setoff and/or recoupment under the CNA Policies, or (iii) CNA's claims against any individuals or entities other than TARC. In particular, CNA shall not be obligated to surrender any of its collateral. Also, CNA shall preserve all of its rights of setoff and recoupment, and such rights may be exercised (subject to an enabling bankruptcy court order) as part of the

TRANSAMERICAN REFINING CORPORATION CONFIRMATION ORDER                    Page 22
claims resolution process in the TARC proceeding. Also, regardless of whether CNA accepts a distribution under the TARC Plan, none of the discharge, release or injunction provisions contained in the TARC Plan shall be applicable to the existence or enforcement of CNA's rights, remedies and claims under the CNA Policies against individuals or entities other than the TARC. Also notwithstanding any provision to the contrary contained in TARC Plan or this Confirmation Order, or any other document of record in these bankruptcy proceedings, CNA shall be entitled to amend its claims in the TARC proceeding (both pre-petition and administrative) at any time prior to the entry of an order allowing CNA's claims. CNA may make such amendments as often as necessary to reflect ongoing claims experience under the CNA Policies. Such amendments may either increase or decrease the amounts of CNA's claims in the TARC proceeding.

    34. Executive Committee. The members of the Executive Committee may be changed by such Committee as they and their counsel deem appropriate.

    35. References to Plan Provisions. The failure to reference or discuss any particular provision of the Plan in this Confirmation Order shall have no effect on the validity, binding effect or enforceability of such provision and such provision shall have the same validity, binding effect and enforceability as every other provision of the Plan.

    36. Reversal. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtor's receipt of written notice of any such order; nor shall such reversal, modification or vacatur of this Confirmation Order affect the validity or enforceability of such act or obligation. Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal,


TRANSAMERICAN REFINING CORPORATION CONFIRMATION ORDER                    Page 23
modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan and all documents, instruments and agreements related thereto or any amendments or modifications thereto.

     37. Enforceability. Pursuant to Sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Confirmation Order, the Plan and the Plan Documents shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

     38. Substantial Consummation. The Plan shall be deemed to be substantially consummated on the Effective Date.

     39. Appeal. This Confirmation Order is a Final Order and is subject to immediate appeal.

     40. Controlling Provisions. In the event and to the extent that any provision of this Confirmation Order is determined to be inconsistent with any provision of the Plan or the Disclosure Statement, such provision of this Confirmation Order shall control and take precedence. Notwithstanding anything contained herein or in the Plan to the contrary, the provisions of Sections 6.03 and 6.05 of the Plan shall control and take precedence in the event of any inconsistency between either of them and any other provision of this Confirmation Order and/or the Plan; provided, however, that the foregoing sentence shall not apply to the next sentence of this Order. If the Debtor receives any tax refund after the Confirmation Date, such amount, after payment of applicable allowed professional fees and expenses, shall be promptly distributed to Firstar for prompt distribution to the TEC Bondholders, pro rate.

Date:  July 18, 2000
       Corpus Christi, Texas


                                                       /s/ RICHARD SCHMIDT
                                                  ------------------------------
                                                  UNITED STATES BANKRUPTCY JUDGE


TRANSAMERICAN REFINING CORPORATION CONFIRMATION ORDER                    Page 24